Exhibit 4.10
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

AvalonBay Communities, Inc. (the “Company” or “we”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following is a description of the material terms and provisions of our common stock. You should read our charter and bylaws in their entirety before you purchase any shares of our common stock.

General

Under our charter, we have authority to issue 280,000,000 shares of common stock, par value $.01 per share. Under Maryland law, stockholders whose shares have been duly authorized, validly issued and paid for are generally not responsible for our debts or obligations. Our common stock is listed on the New York Stock Exchange under the symbol “AVB.”

Dividends

Subject to the preferential rights of any other class or series of stock, none of which are currently outstanding, and to the provisions of our charter regarding excess stock, which are described below, holders of shares of our common stock will be entitled to receive dividends on shares of common stock out of assets that we may legally use to pay dividends, if and when they are authorized by our board of directors and declared by us in compliance with applicable provisions of Maryland law and our charter.

Voting Rights

Except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, and, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present if, as a result of stockholder nominations of one or more nominees done in accordance with our bylaws, the number of nominees is greater than the number of directors to be elected at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Directors are elected annually because our board is non-classified and serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.

Liquidation/Dissolution Rights

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, holders of shares of our common stock share in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.

Other Rights

Subject to the preferential rights of any other class or series of stock and to provisions of our charter regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Restrictions on Ownership

For us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals at any time during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See “Limits on Ownership of Stock.”

Transfer Agent

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., New York, New York.

Material Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws.

Number of Directors; Vacancies

Our charter provides that the number of directors on the board will be set from time to time by a resolution duly adopted by the board of directors, subject to a minimum board size of five directors and a maximum board size of fifteen directors, in each case as set forth in our bylaws. Our bylaws provide that the minimum or maximum number of directors may be changed only by amendment to our charter or bylaws, provided that any such amendment shall be both duly adopted by the affirmative vote of a majority of the outstanding shares entitled to vote and deemed advisable or approved by the board of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”), which is one.

Any vacancy on the board of directors that results from the removal of a director for cause will be filled by the affirmative vote of a majority of votes cast by the stockholders normally entitled to vote in the election of directors at a meeting of stockholders. Any vacancy occurring on the board of directors for any other reason, except as a result of an increase in the number of directors, may be filled by a majority vote of the remaining directors, notwithstanding that such majority is less than a quorum; provided, however, that any director appointed to fill the vacancy for an independent director will also require the affirmative vote of a majority of the remaining independent directors. Any vacancy occurring on the board of directors as a result of an increase in the number of directors may be filled by a majority vote of the entire board of directors. A director elected by the board of directors or the stockholders to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Annual Elections; Majority Voting

Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer, the president or the board of directors. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as set forth in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition; (b) an officer of the corporation; or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

The control share acquisition statute does not apply to: (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the company’s stock. The company cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to certain provisions of Subtitle 8 that may have the effect of delaying or preventing a change in control of the corporation. These provisions relate to a classified board of directors, removal of directors, establishing the number of directors, filling vacancies on the board of directors and calling special meetings of the corporation’s stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of the stockholders called for that purpose for the removal of any director from the board, which removal also requires cause, and (b) require the secretary of the company to call a special meeting of the stockholders to act on any matter that may properly be considered at a meeting of the stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting. We have not elected to create a classified board, to vest in the board of directors the exclusive power to fix the number of directors or to vest in the board of directors the exclusive power to fill board vacancies for the remainder of the full term of the directorship in which the vacancy occurred. See, however “—Number of Directors; Vacancies.” In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Generally, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, our board of directors may amend the charter without any action by our stockholders to change our name, to change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock or to effect certain reverse stock splits, as permitted by the MGCL.

Our board of directors has the power to alter or repeal any bylaws and to make new bylaws, except that our board of directors does not have the power to alter or repeal the bylaws relating to (i) changing the minimum or maximum number of directors without the affirmative vote of a majority of the outstanding shares entitled to vote, (ii) the indemnification of directors and officers without a vote of the stockholders and the consent of any indemnified persons whose rights would be adversely affected by such proposed alteration or repeal, (iii) the power of the board of directors to unilaterally alter or repeal bylaws, or (iv) the power of stockholders to alter or repeal the bylaws with the approval of the board of directors.

Stockholders, with the approval of our board of directors, have the power to alter or repeal any bylaws and to make new bylaws by affirmative vote of a majority of the outstanding shares of common stock of the company, except that (i) the stockholders cannot alter or repeal the bylaws relating to the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal and (ii) a vote of two-thirds of the outstanding shares of common stock of the company is required to amend the bylaws relating to (a) matters to be considered at an annual meeting, (b) the nomination of directors, and (c) vacancies on the board of directors.

Stockholders have the power, by the affirmative vote of the holders of a majority of the outstanding shares of common stock, to unilaterally alter or repeal any bylaws and to make new bylaws, except that the stockholders may not alter or repeal bylaws relating to (i) the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal or (ii) the amendment of the bylaws without the approval of the board of directors.

Transactions Outside the Ordinary Course of Business

Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a different percentage is set forth in the corporation’s charter, which percentage shall not in any event be less than a majority of all of the votes entitled to be cast on such matter. Our charter provides that, except as specifically provided in the provision relating to removal of directors, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business; Universal Proxy Rules

Our bylaws provide that:

•with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:
•pursuant to the company’s notice of the meeting;
•by or at the direction of the company’s board of directors; or
•by a stockholder who is a stockholder of record entitled to vote in the election of each individual nominated or on the matter being proposed at the time of giving the advance notice required by our bylaws, as of the record date for the annual meeting and at the time of the meeting (and any postponement or adjournment thereof), and who has complied with the advance notice procedures set forth in our bylaws; and
•with respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the company’s board of directors may be made only:
•by or at the direction of the company’s board of directors
•by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws and that has supplied the information required by our bylaws about each individual whom the stockholder proposes to nominate for election as a director; or
•provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record entitled to vote in the election of directors at the time of giving notice, as of the record date for the special meeting and at the time of such special meeting (and any postponement of adjournment thereof), and who has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to the company’s corporate secretary at the company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the company’s preceding year’s annual meeting (the “Notice Anniversary Date”). If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Our bylaws also contain certain additional procedural requirements for stockholders soliciting proxies for their own director nominees in a contested election pursuant to Rule 14a-19 of the Exchange Act, including that (i) such stockholders comply with the timing requirements described above in our advance notice bylaws, (ii) any stockholder submitting a director nomination notice make a representation as to whether such stockholder intends to comply with Rule 14a-19 under the Exchange Act, and (iii) a stockholder submitting such a director nomination notice deliver reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.

Proxy Access

Our bylaws contain proxy access provisions which permit any stockholder or group of up to 20 stockholders owning at least 3% of the company’s outstanding shares of common stock continuously for at least three years to nominate and include up to a specified number of director nominees in the company’s proxy materials for an annual meeting of stockholders. The maximum number of stockholder nominees permitted under these proxy access provisions is the greater of: (i) 20% of the number of seats on the board of directors before the nomination, rounding down to nearest whole number or (ii) two nominees.

Under such proxy access provisions, a stockholder’s written notice of nominations of individuals for election to the company’s board of directors to be included in the company’s proxy statement for an annual meeting must be delivered to the secretary of the company at the company’s principal executive offices not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the Notice Anniversary Date. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s written notice.

Action by Stockholders

Our bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or, if such consent is approved unanimously, by written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the power of our board of directors to fill certain vacancies on the board, the business combination provisions of the MGCL and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the classified board or other provisions of Subtitle 8 of Title 3 of the MGCL or if our board of directors were to amend our bylaws to opt in to the control share acquisition provisions of the MGCL, these provisions of the MGCL could provide us with similar anti-takeover effects.

Ownership Limit

Our charter generally prohibits ownership (directly, indirectly by virtue of the attribution provisions of the Code, or beneficially as defined in Section 13 of the Exchange Act) by any single stockholder of more than 9.8% of the issued and outstanding shares of any class or series of our stock and the ownership, directly or indirectly, of more than 50% in value of our outstanding capital stock by or for five or fewer individuals at any time during the last half of a taxable year. For a fuller description of this restriction, see “Limits on Ownership of Stock.”

Exclusive Forum

Our bylaws provide that, unless the company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the company to the company or to the stockholders, (c) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the MGCL, our charter or our bylaws or (d) any action asserting a claim against the company or any director or officer or other employee of the company that is governed by the internal affairs doctrine. We will not interpret this forum provision to apply to actions arising under federal securities laws.

Preferred Stock

Our charter authorizes our Board of Directors to issue up to 50,000,000 shares of preferred stock without stockholder approval and to establish the preferences and rights, including voting rights, of any class or series of preferred stock issued. The Board of Directors may issue preferred stock without stockholder approval, which could allow the Board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or a change in control.

Limits on Ownership of Stock

Ownership Limits

For us to qualify as a REIT under the Code, among other things, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals at any time during the last half of a taxable year. Additionally, the shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, and to otherwise address concerns related to concentrated ownership of capital stock, our charter provides that no person may own (directly, indirectly by virtue of the attribution provisions of the Code, or beneficially under Rule 13d-3 of the Exchange Act) more than 9.8% of any class or series of our stock (15% for some entities as described below). Notwithstanding the preceding sentence, the board of directors at its option and in its sole discretion may approve ownership greater than the applicable ownership limitation by selected persons or entities. Our board of directors does not expect that it would waive the applicable ownership limit unless the board of directors receives evidence to its satisfaction that the waiver of the limit will not jeopardize our status as a REIT and an agreement in writing from the person seeking the waiver that any violation or attempted violation of any other limitation as the board may establish or any other restrictions and conditions as the board may impose will result, as of the time of such violation, in the conversion of any shares in excess of the original limit into excess stock, and the board of directors also decides that the waiver is in our best interests. Any transfer of shares of stock, including any security convertible into shares of stock, shall be void and have no effect if it: (1) would create a direct or indirect ownership of shares of stock in excess of the applicable ownership limit, absent a valid waiver of this ownership limit or (2) would result in our disqualification as a REIT, including any transfer that would (a) result in the shares of stock being beneficially owned by fewer than 100 persons, (b) result in us being “closely held” within the meaning of Section 856(h) of the Code or (c) result in us constructively owning 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code. In addition, if any purported transfer of stock or any other event would otherwise result in any person violating the applicable ownership limit, then the purported transfer will be void and of no force or effect with respect to the intended transferee as to that number of shares in excess of the ownership limit. The intended transferee will acquire no right or interest in the excess shares; or, in the case of any event other than a purported transfer, the person holding record title to any shares in excess of the ownership limit shall cease to own any right or interest in the excess shares. In both cases, neither the intended transferee nor the person holding record title to any shares in excess of the ownership limit shall have any right to: (1) transfer or otherwise dispose of the excess stock, (2) vote the excess stock or (3) receive any dividend or distribution paid with respect to the excess stock, as further explained below.

Under the Code, some types of entities, which includes pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940, will be looked through for purposes of the five or fewer test described above. Our charter limits these pension plans and mutual funds to owning no more than 15% of any class or series of our stock.

Shares Owned in Excess of the Ownership Limit

Stock owned, or deemed to be owned, or proposed to be transferred to a stockholder in excess of the ownership limit will be converted automatically into shares of excess stock and will be transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization selected by us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a person who could own the shares without violating the ownership limit and distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares of excess stock or (2) the sales proceeds received by the trust for the shares of excess stock. In the case of any excess stock resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess stock to a qualified person or entity and distribute to the person holding record title to the shares in excess of the ownership limit an amount equal to the lesser of (A) the fair market value of the excess stock as of the date of the event or (B) the sales proceeds received by the trust for the excess stock. In either case, any proceeds in excess of the amount distributable to the proposed transferee or person holding record title to the shares in excess of the ownership limit, as applicable, will be distributed to the beneficiary of the trust.

Upon the transfer of shares of excess stock by the trustee, the shares shall be converted automatically into an equal number of shares of the same class and series that were converted into the excess stock, and the shares of excess stock will be automatically retired and canceled and will thereupon be restored to the status of authorized but unissued shares of excess stock. Prior to a sale of any excess stock by the trustee, the trustee will be entitled to receive in trust for the beneficiary, all dividends and other distributions paid with respect to the excess stock. In addition, while the shares of excess stock are held in trust, the holder of shares will not be entitled to vote such shares.

Neither the proposed transferee nor any person holding record title to any excess stock shall have any right to receive any dividend or distribution paid with respect to the excess stock. Any dividend or distribution paid on excess stock prior to discovery by us of the violation of the applicable ownership limit shall be repaid to us. In addition, neither the proposed transferee nor any person holding record title to any excess stock shall have any voting rights with respect to the excess stock. Any vote of any excess stock prior to discovery by us of the violation of the applicable ownership limit shall, subject to applicable law, be rescinded and deemed void and shall be recast by the trustee acting for the benefit of the beneficiary; provided, however, that such vote shall not be rescinded and recast if we have already taken irreversible corporate action. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock.

Right to Purchase Excess Stock

In addition to the foregoing transfer restrictions, we have the right for a period of 90 days to purchase all or any portion of the excess stock from the proposed transferee or any person holding record title to any excess stock for a price per share equal to the lesser of:

(1) the price per share initially paid for the stock by the proposed transferee or, in the case of excess stock resulting from any event other than a transfer or from a transfer for no consideration (such as a gift), the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date of such event or transfer, as applicable; or

(2) the average closing price per share for the class or series of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date we elect to purchase the shares.
The 90-day period begins on the date of the purported transfer or non-transfer event that violated the applicable ownership limit if the proposed transferee or person holding record title to any excess stock gives notice to us of the transfer or non-transfer event, as applicable, or if no notice is given, the date our board of directors determines that such a transfer has been made or such a non-transfer event has occurred.

General

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT. The board may, in its sole discretion, waive the ownership limits if evidence is presented that such ownership of shares in excess of the ownership limit will not jeopardize our qualification as a REIT, the person seeking the waiver agrees in writing that any violation or attempted violation of any other limitation as the board may establish or any other restrictions and conditions as the board may impose will result, as of the time of such violation, in the conversion of any shares in excess of the original limit into excess stock and the board otherwise decides in its sole discretion that such action is in our best interest.

Our stockholders are required to disclose to us in writing any information with respect to their ownership of our stock that we may request in order to determine our status as a REIT and to ensure compliance with the ownership limits.

The ownership limits may have the effect of delaying, deferring or preventing a change of control of our company.